EXHIBIT 3

RESULTS 1Q16

A p r i l 2 1 , 2 0 1 6

|| Forward looking information

This presentation contains forward-looking statements. In some cases, these statements can be identified by the use of forward-looking words such as

“may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend” or other similar words. These forward-looking statements reflect CEMEX Latam Holdings, S.A.’s (“CLH”) current expectations and projections about future events based on CLH’s knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from CLH’s expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on CLH or its subsidiaries, include, but are not limited to, the cyclical activity of the construction sector; CLH’s exposure to other sectors that impact CLH’s business, such as the energy sector; competition; general political, economic and business conditions in the markets in which CLH operates; the regulatory environment, including environmental, tax, antitrust and acquisition-related rules and regulations; CLH’s ability to satisfy its debt obligations and CEMEX, S.A.B. de C.V.’s (“CEMEX”) ability to satisfy CEMEX’s obligations under its material debt agreements, the indentures that govern CEMEX’s senior secured notes and CEMEX’s other debt instruments; expected refinancing of CEMEX’s existing indebtedness; the impact of CEMEX’s below investment grade debt rating on CLH’s and CEMEX’s cost of capital; CEMEX’s ability to consummate asset sales and fully integrate newly acquired businesses; achieve cost-savings from CLH’s cost-reduction initiatives and implement

CLH’s pricing initiatives for CLH’s products; the increasing reliance on information technology infrastructure for CLH’s invoicing, procurement, financial statements and other processes that can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; weather conditions; natural disasters and other unforeseen events; and the other risks and uncertainties described in CLH’s public filings. Readers are urged to read these presentations and carefully consider the risks, uncertainties and other factors that affect CLH’s business. The information contained in these presentations is subject to change without notice, and CLH is not obligated to publicly update or revise forward-looking statements. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CLH’s prices for CLH’s products.

UNLESS OTHERWISE NOTED, ALL CONSOLIDATED FIGURES ARE PRESENTED IN DOLLARS AND ARE BASED ON THE FINANCIAL STATEMENTS OF EACH COUNTRY PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS.

Copyright CEMEX Latam Holdings, S.A. and its subsidiaries. 2

|| Financial Results Summary

Net Sales Operating EBITDA Margin EBITDA

(US$M) (US$M) (%)

-11% —8% 0.9pp

354

316 112 103 8% 32 . 7%

.

31

1Q15 1Q16 1Q15 1Q16 1Q15 1Q16

Consolidated net sales increased by 3%

on a like-to-like basis1 in 1Q16 compared with 1Q15

Consolidated EBITDA increased by 6%

in 1Q16 on an like-to-like basis1 against the same period last year

Consolidated EBITDA margin increased by 0.9pp

in 1Q16 vs.1Q15

Our results continued to be affected by FX

U.S dollar appreciated 28% vs.COP during 1Q16 on a year-over-year basis

(1) Adjusting for FX fluctuations 3

|| Consolidated Volumes and Prices

1Q16 vs. 1Q16 vs. 1Q15 4Q15

Domestic Volume 1% 1% gray Price (USD) (8%) (2%) cement

Price (LtL1) 6% 1%

Volume (13%) (4%)

Ready-mix concrete Price (USD) (12%) (1%) Price (LtL1) 3% 2%

Volume (18%) (9%) Aggregates Price (USD) (7%) 0% Price (LtL1) 10% 3%

(1) Like-to-like prices adjusted for foreign-exchange fluctuations

Our cement volumes grew by 1% during 1Q16

mainly driven by Colombia, more than offsetting a decline in Panama and Costa Rica

Higher prices in 1Q16

in our three main products in local-currency terms compared with 1Q15

Decline in our ready-mix and aggregates volumes

reflects lower dispatches in Colombia, Panama and Nicaragua

REGIONAL HIGHLIGHTS

R e s u l t s 1 Q 1 6

Results Highlights Colombia

|| Colombia – Results Highlights

1Q16 1Q15 % var

Net Sales 157 176 (11%)

Financial

Summary Op. EBITDA 55 59 (8%)

US$ Million as % net sales 34.9% 33.7% 1.2pp

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement 9% (5%) Volume Ready mix (12%) (4%) Aggregates (18%) (7%)

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement 13% 0%

Price

(Local Currency) Ready mix 6% 3%

Aggregates 16% 6%

Net Sales and EBITDA grew 14% and 18%, respectively,

in 1Q16 on a like-to-like basis1 compared with 1Q15

Cement volumes grew 9% in 1Q16 vs. 1Q15

Higher prices in our three core products in 1Q16

in local currency terms, compared with same period in 2015

EBITDA margin increased by 1.2pp and 0.5pp in 1Q16

on a year-over-year-basis and sequentially, respectively

(1) Adjusting for FX fluctuations

|| Colombia – Infrastructure Sector

CEMEX | LatAm Holdings

Development of the Public-Private Partnerships

- ~US$ 2 B obtained by the sale of ISAGEN, and US$ 675 M loan expected to boost infrastructure investment, mostly through FDN[1]
- FDN[1] should play a pivotal role in light of financial challenges for upcoming public and private initiative PPP's
- FDN[1] expects to multiply by 4x to 5x level of capital obtained, given its leverage capabilities
- Infrastructure authorities estimate 20 new private initiatives PPP's could be awarded in 2016
- First private initiative PPP reached financial closure. First private initiative PPP for Bogota approved by Council of Ministers

Sources: Finance Ministry, National Infrastructure Agency (ANI)

Expected GDP impact of 0.4pp
in 2016 through execution of infrastructure works

Investment in roads expected to reach US$ 2 B in 2016
and it could reach US$ 2.7 B in 2018[2]

We expect a ~ 4% growth
in the infrastructure sector for 2016

(1) Financiera de Desarrollo Nacional

(2) Estimates from ANI

8

|| Colombia – Infrastructure requirements 2035

Intermodal Transport Fluvial Infrastructure Education Infrastructure

Road network Amazon basin US$ 1.8 B Construction of 51K

US$ 60.7 B US$ 2.4 B

intervention new classrooms

Orinoco basin US$ 0.8 B

Airports construction US$ 5.3 B

Atrato basin US$ 25.5 M

Railway network

rehabilitation US$ 3.3 B Magdalena basin US$ 0.14 B

Pacific basin US$ 0.12 B

Tertiary Roads Urban Infrastructure Public health and justice

Pavement rehab. US$ 9.7 M /Year Bogota US$ 4.6 B New Hospitals US$ 5.8 B

TOTALINVESTMENT New pavement US$ 0.3 B /Year Medellin US$ 10 B New prison capacity US$ 1.5 B

REQUIRED Pavement enhance US$ 0.8 B /Year Mass Transp. System US$ 4.1 B

~ US$ 117.4 B

Maintenance US$ 0.4 B /Year Public Transp. System US$ 0.7 B

Source: National Planning Department

|| Colombia – Residential Sector

~150K subsidies from Housing Ministry expected in 2016

33,500 social housing subsidies on mortgage rate

37,500 units under “Mi casa ya” subsidy program

51,500 units under “Casa Ahorro” 1 subsidy program

25,000 units under subsidy on middle-income housing on mortgage rate

~20K additional subsidies should be executed for rural housing during 2016

Source: Finance Ministry

Expected GDP impact of 0.4pp

in 2016 from housing initiatives

Building permits grew 13.6%

for middle income housing (LTM2)

We expect to develop 5K to 10K houses in 2016

through our housing solutions initiatives

We expect a ~ 3.5% growth

in this sector in 2016

(1) Social Housing for Savers

(2) Last twelve months to Jan. 2016

|| Colombia— Capacity expansion project

Maceo Plant – Antioquia, Colombia (April. 2016)

Clinker line expected to be operational in 4Q16

Projected cost benefits:

- Production costs 20% lower than our national average in Colombia

- Energy and electricity costs at least 10% lower than in our other facilities in the country

- Reduction of ~7% in national transportation costs

Tax benefits of “zona franca”

- Nominal income tax fixed at 15% until 2026

- Equipment is exempt of VAT and import tariffs

Results Highlights Panama

|| Panama – Results Highlights

1Q16 1Q15 % var

Net Sales 63 72 (13%)

Financial

Summary Op. EBITDA 25 29 (14%)

US$ Million

as % net sales 39.4% 39.9% (0.5pp)

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement (21%) 10%

Volume Ready mix (14%) 5%

Aggregates (12%) (2%)

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement 5% 0%

Price

(Local Currency) Ready mix (6%) (1%)

Aggregates (1%) (6%)

Tough comparison base during 1Q16 in our three core products due to Panama Canal expansion project and other heavy infrastructure works

Cement and ready-mix volumes grew sequentially 10% and 5%,

respectively, in 1Q16

Cement prices increased by 5%

during 1Q16 against 1Q15

EBITDA margins declined

0.5pp during 1Q16 compared with 2015 13

|| Panama – Sector Highlights

2nd line of the subway and urban renovation of Colon already started construction works

Residential sector expected to remain as the main driver

of cement consumption during 2016

Housing projects in West Panama started execution

We expect a slowdown in the industrial-and-commercial sector due to its high level of growth in 2015

Results Highlights Costa Rica

|| Costa Rica – Results Highlights

1Q16 1Q15 % var

Net Sales 39 43 (10%)

Financial

Summary Op. EBITDA 17 20 (2%)

US$ Million

as % net sales 43.6% 45.7% (2.1pp)

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement (16%) 9%

Volume Ready mix 5% 7%

Aggregates 8% 18%

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement (4%) (1%)

Price

(Local Currency) Ready mix 12% 4%

Aggregates (8%) 5%

Higher volumes in our three core products

in 1Q16 on a sequential basis

Ready-mix and aggregates volumes grew by 5% and 8%

respectively, in 1Q16 against 1Q15

Prices increased by 4% and 5%

in ready-mix and aggregates, 1Q16 vs. 4Q15 in local currency terms

EBITDA margin during 1Q16 declined by 2.1pp

mostly explained by lower prices and maintenance works during the quarter 16

|| Costa Rica– Sector Highlights

Port terminal project in the Atlantic contributed

to the demand of our products in 1Q16

Better performance expected in the residential sector

Construction permits increased double digits during the first quarter 2016

Positive impact expected in industrial & commercial sector

in 2016 mostly from construction of hotels

Infrastructure sector is being affected by delays

from Central Government, negatively influencing execution of new works

Results Highlights Rest of CLH

|| Rest of CLH – Results Highlights

1Q16 1Q15 % var

Net Sales 62 66 (5%)

Financial

Summary Op. EBITDA 19 20 (2%)

US$ Million

as % net sales 31.3% 30.3% 1.0pp

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement 8% 7%

Volume Ready mix (38%) (28%)

Aggregates (58%) (61%)

1Q16 vs. 1Q15 1Q16 vs. 4Q15

Cement (1%) 1%

Price

(Local Currency) Ready mix 2% 1%

Aggregates (16%) (9%)

Historic 1Q records:

—EBITDA generation in Guatemala

—Cement volumes in Nicaragua

—EBITDA margin in Nicaragua

Cement volumes increased by 8% and 7% in 1Q16

compared with 1Q15 and 4Q15, respectively

Ready-mix and aggregates volumes decreased

mainly by the conclusion of some large infrastructure projects

EBITDA Margin increased by 1pp in 1Q16

explained by higher cement volumes, lower energy costs and the effect of the new grinding mill in Nicaragua 19

|| Rest of CLH – Sector Highlights

In Nicaragua growth is expected across all sectors in 2016,

in the mid to high single-digits range, driven by public and private investments

CLH was selected as sole supplier of Managua’s baseball stadium

Main drivers of cement demand in 2016 expected to remain

infrastructure in Nicaragua and

Industrial-and-commercial in Guatemala

FREE CASH FLOW

1	Q 1 6 R e s u l t s

|| We will continue with disciplined working capital management

Working Capital

(Average Days)

2014 2015 2016

24

22 21 21

2	2

1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 22

|| Free Cash Flow

US$ Million 1Q16 1Q15 % var

Operating. EBITDEBITDA 103 112 (8%)

- Net Financial Expense 15 21

- Maintenance Capex 4 4

- Change in Working Cap 10 5

- Taxes Paid 13 14

- Other Cash Items (net) 4 1

Free Cash Flow

Free Cash Flow 57 67 (15%)

After Maintenance Capex

- Strategic Capex 31 48

FreeFreeCashCash FlowFlow 26 19 38%

Free cash flow after maintenance capex

reached US$57 million in 1Q16

Strategic capex was US$ 31 M

in the quarter, mainly used for our expansion project in Colombia

Free cash flow after total capex increased 38% in 1Q16

and reached US$26 million

Net debt was reduced

by US$26 million during 1Q16 to US$1,008 million

GUIDANCE

1 Q 1 6 R e s u l t s

|| 2016 Guidance

Volume YoY%

Cement Ready—Mix Aggregates

Colombia Low to Mid-single- High-single-digit High-single-digit digit growth growth growth

Cement Ready—Mix Aggregates

Panama High-single-digit Low-teens

Flat

decline growth

Cement Ready—Mix Aggregates

Costa Rica Low-single-digit Low-single-digit Low-single-digit decline decline growth

Consolidated volumes expected to increase in 2016

+ Low-single-digit rate in cement

+ Mid to high-single digit rate in Ready- mix

+ High-single digit rate in Aggregates

Maintenance capex

is expected to be about US$57 M in 2016

Strategic capex

is expected to reach about US$112 M in 2016

Consolidated Cash taxes

are expected to range between US$95 MM and US$105 M

APPENDIX

1 Q 1 6 R e s u l t s

|| Consolidated debt maturity profile

US$ Million 677

229

142

3 2016 2017 2018 2025

US $1,051 Million

Total debt as of March 31, 2016

2 .3x Net Debt/EBITDA (LTM1)

as of March 31, 2016

(1) Last twelve months to March 2016

|| Definitions

Cement:

Operating EBITDA:

Maintenance capital expenditures:

Strategic capital expenditures:

LC: pp: Like-to-like Percentage Variation (l-t-l%var): Rest of CLH:

When providing cement volume variations, refers to our domestic gray cement operations.

Operating earnings before other expenses, net plus depreciation and operating amortization.

Investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.

Investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Local currency.

Percentage points.

Percentage variations adjusted for investments/divestments and currency fluctuations.

Includes Brazil, Guatemala, El Salvador and Nicaragua.

|| Contact information

Investor Relations

Jesús Ortiz de la Fuente Phone: +57(1) 603-9051

E-mail: jesus.ortizd@cemex.com

Stock Information

Colombian Stock Exchange CLH

RESULTS 1Q16

A p r i l 2 1 , 2 0 1 6